Exhibit 10.39

FORM OF

NEWPAGE HOLDING CORPORATION

MANAGEMENT LOCK-UP AGREEMENT

_______________, 2006

NewPage Holding Corporation

Courthouse Plaza, NE

Dayton, Ohio 45463

Re:	NewPage Holding Corporation – Management Lock-Up Agreement

Dear Sirs:

In connection with the public offering of shares of common stock (the “Common Stock”), par value $.01 per share, of NewPage Holding Corporation (the “Company”), pursuant to a Registration Statement on Form S-1 (File No. 333-133367) originally filed with the Securities and Exchange Commission (the “SEC”) on April 18, 2006 (as amended, the “Registration Statement”), the undersigned agrees that, commencing on the date that the Registration Statement is declared effective by the SEC (the “Effective Date”), and during the period specified below (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock of the Company, owned directly by the undersigned (including holding as a custodian) as a result of any distribution by Maple Timber Acquisition LLC or Maple Timber Acquisition II LLC (collectively the “Undersigned’s Shares”). This Lock-Up Agreement shall not apply to any shares of Common Stock of the Company acquired by the undersigned on the open market after the Effective Date or upon the exercise of stock options issued to the undersigned by the Company.

The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to or derives any significant part of its value from such Shares.

The Lock-Up Period will commence on the Effective Date and continue until May 2, 2010 or until the earlier (i) death of the undersigned, (ii) termination by the Company of the undersigned’s employment with the Company without Cause (as defined below) or on account of the undersigned’s Disability (as defined below) or (iii) termination by the undersigned of his or her employment with the Company for Good Reason (as defined below). Following the distribution of Common Stock to the holders of the interests in Maple Timber Acquisition LLC or Maple Timber Acquisition II LLC, to the extent that during the Lock-Up Period, Cerberus Capital Management, L.P. or any of its affiliates (“Cerberus”), excluding the Company, sells shares of Common Stock, the undersigned shall be permitted to sell without regard to this Agreement a number of the undersigned’s Shares that is equal to (a) the number of such Shares subject to this Lock-Up Agreement on the Effective Date multiplied by (b) a fraction, of which the numerator is the number of shares of Common Stock to be sold by Cerberus and the denominator is the total number of shares held by Cerberus on the Effective Date. In addition, the undersigned shall be permitted to sell that number of the undersigned’s Shares as may be approved by the Compensation Committee of the Board of Directors of the Company from time to time. The remainder of the Undersigned’s Shares shall continue to be subject to the terms and conditions set forth herein. For purposes of this Lock-Up Agreement, “Cause”, “Disability” and “Good Reason” shall have the meanings given to such terms in the Employment Agreement between the undersigned and the Company or any of its subsidiaries in effect as of the date hereof (the “Employment Agreement”).

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein or (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. Following any distribution of Common Stock in respect of the undersigned’s interest in Maple Timber Acquisition LLC or Maple Timber Acquisition II LLC, except as contemplated by clauses (i) and (ii) above, for the duration of this Lock-Up Agreement, the undersigned will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever.

The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares to give effect to the restrictions contained herein.

The undersigned understands and agrees that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

This Lock-Up Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which shall be considered one and the same instrument.

This Lock-Up Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal laws of the State of New York will control the interpretation and construction of this Lock-Up Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Nothing in this Lock-Up Agreement shall modify, alter, supersede, amend or otherwise affect any agreement or understanding among the undersigned, Maple Timber

Acquisition LLC, Maple Timber Acquisition II LLC or the Company with respect to the ownership or transfer of any equity interests of the undersigned in Maple Timber Acquisition LLC or Maple Timber Acquisition II LLC.

This Lock-Up Agreement, the Executive Purchase Agreement by and among Maple Timber Acquisition LLC, NewPage Investments LLC and the undersigned and the Reorganization Agreement between Maple Timber Acquisition II LLC and the undersigned contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understanding, both written and oral among the parties with respect to the subject matter hereof and thereof.

Very truly yours,
Exact Name of Shareholder
Authorized Signature
Title

Agreed to and Acknowledged:

NewPage Holding Corporation

By: _______________________________________
Name:
Title: